                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 52

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                   May 8, 2004

                              --------------------
             (Date of Event which Requires Filing of this Statement)

                   If the filing person has previously filed a
               statement on Schedule 13G to report the acquisition
                that is the subject of this Schedule 13D, and is
 filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                         13D
--------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   As to a group consisting solely of Covered Persons(1)            (a)      [x]
   As to a group consisting of persons other than Covered Persons   (b)      [x]
--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM [ ] 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                        7. SOLE VOTING POWER (See Item 6)
      NUMBER OF            As to Covered Shares, 0
       SHARES              As to Uncovered Shares, as stated in Appendix A
    BENEFICIALLY        --------------------------------------------------------
      OWNED BY          8. SHARED VOTING POWER (See Item 6) (Applies to each
     REPORTING                person listed on Appendix A.)
       PERSON              120,137,156 Covered Shares held by Covered Persons
        WITH               21,799 Uncovered Shares held by Covered Persons(3)
                           930,987 other Uncovered Shares held by Covered
                              Persons(4)
                        --------------------------------------------------------
                        9. SOLE DISPOSITIVE POWER (See Item 6)
                           As to Covered Shares, less than 1%
                           As to Uncovered Shares, as stated in Appendix A
                        --------------------------------------------------------
                        10. SHARED DISPOSITIVE POWER (See Item 6):
                            As to Covered Shares, 0
                            As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  121,089,942(5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  23.41%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in
    Appendix A under the captions "Trusts" and "Limited
    Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption
    "Corporations"; IN as to all other persons listed in Appendix A.

-------------------
(1)      For a definition of this term, please see Item 2.

(2)      For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note
         4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 44 private charitable foundations established by 44 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) Of these shares, 35,986,464 are deemed beneficially owned under Rule 13d-3(d)(1) because a Covered Person has the right to acquire beneficial ownership within 60 days of the date hereof. See Annex D for a description of these shares. The remaining 85,103,478 shares are beneficially owned by the Covered Persons as of the date hereof within the meaning of Rule 13d-3(a).

                                                                      APPENDIX A

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Julian D. Abel                                UK                0              0             0               0
Bradley I. Abelow                                               0              0             0               0
Peter C. Aberg                                                  0              0             0               0
Daniel A. Abut                            Argentina             0              0             0               0
Hilary E. Ackermann                                             0              0             0               0
John J. Adair                                                   0              0             0               0
Jeffrey D. Adams                                                0              0             0               0
Alberto F. Ades                           Argentina             0              0             0               0
Ben I. Adler                                                    0              0             0               0
Olusegun O. Aganga                            UK                0              0             0               0
Mark E. Agne                                                    0              0             0               0
Gregory A. Agran                                                0              0             0               0
Raanan A. Agus                                                  0              0             0               0
Syed H. Ahmad                              Pakistan             0              0             0               0
Yusuf A. Aliredha                          Bahrain              0              0             0               0
Philippe J. Altuzarra                       France              0              0             0               0
Ignacio Alvarez-Rendueles                   Spain               0              0             0               0
Rebecca Amitai                                                  0              0             0               0
Thomas K. Amster                                                0              0             0               0
Elizabeth D. Anderson                                           0              0             0               0
Jason R. Anderson                                               0              0             0               0
John G. Andrews                             USA/UK              0              0             0               0
Francois Andriot                            France              0              0             0               0
Douglas M. Angstrom                                             0              0             0               0
Arnaud M. Apffel                            France              0              0             0               0
Lori B. Appelbaum                                               0              0             0               0
William W. Archer                                               0              0             0               0
Jesus A. Arias                              Spain               0              0             0               0
Philip S. Armstrong                           UK                0              0             0               0
Anton J. Arriola                            Spain               0              0             0               0
John A. Ashdown                               UK                0              0             0               0
Akio Asuke                                  Japan               0              0             0               0
David M. Atkinson                             UK                0              0             0               0
Neil Z. Auerbach                                                0              0             0               0
Armen A. Avanessians                                            0              0             0               0
Dean C. Backer                                                  0              0             0               0
William A. Badia                                                0              0             0               0
Charles Baillie                                                 0              0             0               0
Bernardo Bailo                              Italy               0              0             0               0
Andrew G. Baird                               UK                0              0             0               0
Mona H. Baird                                                   0              0             0               0
Michiel J. Bakker                      The Netherlands          0              0             0               0
Mark E. Bamford                                                 0              0             0               0
William J. Bannon                                               0              0             0               0
John S. Barakat                                                 0              0             0               0
Indrajit Bardhan                            India               0              0             0               0
Scott B. Barringer                                              0              0             0               0
Steven M. Barry                                                 0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Christopher M. Barter                                           0              0             0               0
Stacy Bash-Polley                                               0              0             0               0
Gareth W. Bater                               UK                0              0             0               0
Andrew T. Bednar                                                0              0             0               0
Frank A. Bednarz                                                0              0             0               0
Jonathan A. Beinner                                             0              0             0               0
Douglas S. Bell                               UK                0              0             0               0
Janet L. Bell                                                   0              0             0               0
Driss Ben-Brahim                           Morocco              0              0             0               0
Jordan M. Bender                                                0              0             0               0
Anna Maria J. Bentley                         UK                0              0             0               0
Susan M. Benz                                                   0              0             0               0
Kenneth Berents                                                 0              0             0               0
Michael G. Berini                                               0              0             0               0
Milton R. Berlinski                    The Netherlands          0              0             0               0
Andrew S. Berman                                                0              0             0               0
Frances R. Bermanzohn                                           0              0             0               0
Paul D. Bernard                                                 0              0             0               0
Stuart N. Bernstein                                             0              0             0               0
Robert A. Berry                               UK                0              0             0               0
John D. Bertuzzi                                                0              0             0               0
Elizabeth E. Beshel                                             0              0             0               0
Andrew M. Bevan                               UK                0              0             0               0
Jean-Luc Biamonti                           Monaco              0              0             0               0
James J. Birch                                UK                0              0             0               0
Lloyd C. Blankfein                                              0              0             0               0
Abraham Bleiberg                            Mexico              0              0             0               0
Randall A. Blumenthal                                           0              0             0               0
David R. Boles                                                  0              0             0               0
Marjorie Boliscar                                               0              0             0               0
Oliver R. Bolitho                             UK                0              0             0               0
Michael F. Bonte-Friedheim                 Germany              0              0             0               0
Johannes M. Boomaars                   The Netherlands          0              0             0               0
Douglas L. Borden                                               0              0             0               0
Antonio Borges                             Portugal             0              0             0               0
J. Theodore Borter                                              0              0             0               0
Alastair M. Borthwick                         UK                0              0             0               0
Alison L. Bott                                UK                0              0             0               0
Charles W.A. Bott                             UK                0              0             0               0
Sally A. Boyle                                UK                0              0             0               0
George M. Brady                                                 0              0             0               0
Mairtin Brady                              Ireland              0              0             0               0
Lester R. Brafman                                               0              0             0               0
Benjamin S. Bram                                                0              0             0               0
Graham Branton                                UK                0              0             0               0
Thomas C. Brasco                                                0              0             0               0
Alan J. Brazil                                                  0              0             0               0
John Breyo                                                      0              0             0               0
Timothy J. Bridges                            UK                0              0             0               0
Victoria A. Bridges                                             0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Craig W. Broderick                                              0              0             0               0
Richard J. Bronks                             UK                0              0             0               0
Julia A. Bronson                                                0              0             0               0
Holger Bross                               Germany              0              0             0               0
Cynthia A. Brower                                               0              0             0               0
Kathleen Brown                                                  0              0             0               0
Melissa R. Brown                                                0              0             0               0
Peter D. Brundage                                               0              0             0               0
John J. Bu                                                      0              0             0               0
David D. Buckley                              UK                0              0             0               0
Mark J. Buisseret                             UK                0              0             0               0
Steven M. Bunson                                                0              0             0               0
Timothy B. Bunting                            UK                0              0             0               0
Nicholas F. Burgin                                              0              0             0               0
Andrew J. Burke-Smith                       Canada              0              0             0               0
Randall S. Burkert                                             142             0            142              0
Michael S. Burton                             UK                0              0             0               0
Joseph M. Busuttil                                              0              0             0               0
George H. Butcher III                                           0              0             0               0
Mary D. Byron                                                   0              0             0               0
Jin Yong Cai                                China               0              0             0               0
Sebastiano Calabro                                              0              0             0               0
Lawrence V. Calcano                                             0              0             0               0
Elizabeth V. Camp                                               0              0             0               0
John D. Campbell                                                0              0             0               0
Richard M. Campbell-Breeden                   UK                0              0             0               0
Philippe L. Camu                           Belgium              0              0             0               0
David E. Cantillon                         Ireland              0              0             0               0
Sally W. Cantwell                             UK                0           600(6)           0            600(6)
Gerald J. Cardinale                                             0              0             0               0
Mark M. Carhart                                                 0              0             0               0
Mariafrancesca Carli                        Italy               0              0             0               0
Valentino D. Carlotti                                           0              0             0               0
Anthony H. Carpet                                               0              0             0               0
Michael J. Carr                                                 0              0             0               0
Mark Carroll                                                    0              0             0               0
Virginia E. Carter                                              0              0             0               0
Chris Casciato                                                  0              0             0               0
John W. Cembrook                                                0              0             0               0
Eduardo Centola                             Brazil              0              0             0               0
Robert J. Ceremsak, Jr.                                         0              0             0               0
Lik Shuen David Chan                      Hong Kong             0              0             0               0
Kuo-Chun Chang                              Taiwan              0              0             0               0
Amy L. Chasen                                                   0              0             0               0
Sacha A. Chiaramonte                       Germany              0              0             0               0
Andrew A. Chisholm                          Canada              0              0             0               0
W. Reed Chisholm II                                            499             0            499              0

------------
(6)      Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Thomas V. Cholnoky                                              0              0             0               0
Robert J. Christie                                              0              0             0               0
Jane P. Chwick                                                  0              0             0               0
James R. Cielinski                                              0              0             0               0
Peter T. Cirenza                                                0              0             0               0
Geoffrey G. Clark                           Canada              0              0             0               0
James B. Clark                                                  0              0             0               0
Kent A. Clark                               Canada              0              0             0               0
Alexander Classen                        Switzerland            0              0             0               0
Catherine M. Claydon                        Canada              0              0             0               0
Kelly C. Coffey                                                 0              0             0               0
Abby Joseph Cohen                                               0              0             0               0
Alan M. Cohen                                                   0              0             0               0
Lawrence A. Cohen                                              200             0            200              0
Marc I. Cohen                                                   0              0             0               0
Gary D. Cohn                                                    0              0             0               0
Christopher A. Cole                                             0              0             0               0
Timothy J. Cole                                                 0              0             0               0
Colin Coleman                            South Africa           0              0             0               0
Marcus R. Colwell                                               0              0             0               0
Peter H. Comisar                                                0              0             0               0
Laura C. Conigliaro                                             0              0             0               0
Thomas V. Conigliaro                                           676             0            676              0
William J. Conley, Jr.                                         417             0            417              0
Thomas G. Connolly                       Ireland/USA            0              0             0               0
Frank T. Connor                                                 0              0             0               0
Karen R. Cook                                 UK                0              0             0               0
Edith W. Cooper                                                 0              0             0               0
Philip A. Cooper                                                0              0             0               0
Kenneth W. Coquillette                                          0              0             0               0
Carlos A. Cordeiro                                              0              0             0               0
Colin J. Corgan                                                 0              0             0               0
David W. Corley                                                 0              0             0               0
Thomas W. Cornacchia                                            0              0             0               0
Henry Cornell                                                   0              0             0               0
E. Gerald Corrigan                                              0              0             0               0
Claudio Costamagna                          Italy               0              0             0               0
Marta Z. Cotton                                                 0              0             0               0
James A. Coufos                                                 0              0             0               0
Frank L. Coulson, Jr.                                           0              0             0               0
Kenneth Courtis                                                 0              0             0               0
Eric J. Coutts                                UK                0              0             0               0
Michael Covell                                UK                0              0             0               0
Randolph L. Cowen                                               0              0             0               0
Brahm S. Cramer                             Canada              0              0             0               0
Nicholas P. Crapp                             UK                0              0             0               0
Michael J. Crinieri                                             0              0             0               0
Craig W. Crossman                         Australia             0              0             0               0
Neil D. Crowder                                                 0              0             0               0
Michael L. Crowl                                                0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Eduardo A. Cruz                                                 0              0             0               0
Jeffrey R. Currie                                               0              0             0               0
John P. Curtin, Jr.                                             0              0             0               0
John W. Curtis                                                  0              0             0               0
Matthew H. Cyzer                              UK                0              0             0               0
Michael D. Daffey                         Australia             0              0             0               0
Stephen C. Daffron                                              0              0             0               0
Linda S. Daines                                                 0              0             0               0
Paul B. Daitz                                                   0              0             0               0
John S. Daly                               Ireland              0              0             0               0
Stephen D. Daniel                           Canada              0              0             0               0
Philip M. Darivoff                                              0              0             0               0
Frederick C. Darling                                            0              0             0               0
Matthew S. Darnall                                              0              0             0               0
David H. Dase                                                   0              0             0               0
Gavyn Davies                                  UK                0              0             0               0
Stephen Davies                                UK                0              0             0               0
Katherine R. Davisson                                           0              0             0               0
Oral W. Dawe                                Canada              0              0             0               0
Diego De Giorgi                             Italy               0              0             0               0
Michael G. De Lathauwer                    Belgium              0              0             0               0
Francois-Xavier De Mallmann           France/Switzerland        0              0             0               0
Jean A. De Pourtales                      France/UK             0              0             0               0
Giorgio De Santis                           Italy               0              0             0               0
Luigi de Vecchi                             Italy               0              0             0               0
Daniel L. Dees                                                  0              0             0               0
Bradley S. DeFoor                                               0              0             0               0
Mark Dehnert                                                    0              0             0               0
Paul C. Deighton                              UK                0              0             0               0
Alvaro del Castano                          Spain               0              0             0               0
James Del Favero                          Australia             0              0             0               0
Juan A. Del Rivero                          Spain               0              0             0               0
Thomas F. Dempsey                                               0              0             0               0
Roger E. Denby-Jones                          UK                0              0             0               0
Neil V. DeSena                                                  0              0             0               0
Martin R. Devenish                            UK                0              0             0               0
Andrew C. Devenport                           UK                0              0             0               0
Stephen D. Dias                               UK                0              0             0               0
Armando A. Diaz                                                 0              0             0               0
Alexander C. Dibelius                      Germany              0              0             0               0
David G. Dick                                 UK                0              0             0               0
James D. Dilworth                                               0              0             0               0
Simon P. Dingemans                            UK                0              0             0               0
Joseph P. DiSabato                                              0              0             0               0
Michele I. Docharty                                             0              0             0               0
Paula A. Dominick                                               0              0             0               0
Noel B. Donohoe                            Ireland              0              0             0               0
Suzanne O. Donohoe                                              0              0             0               0
James H. Donovan                                                0              0             0               0
Jana Hale Doty                                                  0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Robert G. Doumar, Jr.                                           0              0             0               0
Thomas M. Dowling                                               0              0             0               0
Mario Draghi                                Italy               0              0             0               0
Michael B. Dubno                                                0              0             0               0
William C. Dudley                                               0              0             0               0
Donald J. Duet                                                  0              0             0               0
Brian J. Duffy                                                  0              0             0               0
Brian Duggan                                                    0              0             0               0
Karlo J. Duvnjak                            Canada              0              0             0               0
Jay S. Dweck                                                    0              0             0               0
Michael L. Dweck                                                0              0             0               0
Gordon E. Dyal                                                  0              0             0               0
Isabelle Ealet                              France              0              0             0               0
Glenn P. Earle                                UK                0              0             0               0
David C. Earling                                                0              0             0               0
Seaborn S. Eastland                                             0              0             0               0
Kenneth M. Eberts III                                           0              0             0               0
Paul S. Efron                                                   0              0             0               0
Herbert E. Ehlers                                               0              0             0               0
Robert K. Ehudin                                                0              0             0               0
John E. Eisenberg                                               0              0             0               0
Edward K. Eisler                           Austria              0              0             0               0
Jason H. Ekaireb                              UK                0              0             0               0
Gregory H. Ekizian                                              0              0             0               0
Kathy G. Elsesser                                               0              0             0               0
Glenn D. Engel                                                  0              0             0               0
Peter C. Enns                               Canada              0              0             0               0
Katherine B. Enquist                                            0              0             0               0
L. Brooks Entwistle                                             0              0             0               0
Earl S. Enzer                                                   0              0             0               0
Christopher H. Eoyang                                           0              0             0               0
Christian Erickson                                              0              0             0               0
Fred W. Esiri                                 UK                0              0             0               0
James P. Esposito                                               0              0             0               0
Michael P. Esposito                                             0              0             0               0
George C. Estey                             Canada              0              0             0               0
Bruce J. Evans                                                  0              0             0               0
J. Michael Evans                            Canada              0              0             0               0
Charles P. Eve                                UK                0              0             0               0
Elizabeth C. Fascitelli                                         0              0             0               0
Jeffrey F. Fastov                                               0              0             0               0
Douglas L. Feagin                                               0              0             0               0
Regina M. Feeney                                                0              0             0               0
Pieter Maarten Feenstra                The Netherlands          0              0             0               0
Norman Feit                                                     0              0             0               0
Steven M. Feldman                                               0              0             0               0
Laurie R. Ferber                                                0              0             0               0
Luca D. Ferrari                                                 0              0             0               0
John A. Ferro, Jr.                                              0              0             0               0
Gail S. Fierstein                                               0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Gregory A. Finck                                                0              0             0               0
David A. Fishman                                                0              0             0               0
Stephen C. Fitzgerald                     Australia             0              0             0               0
Daniel M. FitzPatrick                                           0              0             0               0
James A. Fitzpatrick                                            0              0             0               0
Pierre-Henri Flamand                        France              0              0             0               0
Alexander W. Fletcher                         UK                0              0             0               0
Mark C. Fletcher                              UK                0              0             0               0
Mark B. Florian                                                 0              0             0               0
Timothy B. Flynn                                                0              0             0               0
Elisabeth Fontenelli                                            0              0             0               0
Elizabeth J. Ford                                               0              0             0               0
Edward C. Forst                                                 0              0             0               0
Colleen A. Foster                                               0              0             0               0
George B. Foussianes                                            0              0             0               0
Linda M. Fox                                                    0              0             0               0
Stephen H. Frank                                                0              0             0               0
Oliver L. Frankel                                               0              0             0               0
Jeffrey S. Frase                                                0              0             0               0
Orit P. Freedman                            Israel              0              0             0               0
Matthew T. Fremont-Smith                                        0              0             0               0
Christopher G. French                         UK                0              0             0               0
Timothy G. Freshwater                         UK                0              0             0               0
Jacob Y. Friedman                                               0              0             0               0
Richard A. Friedman                                             0              0             0               0
Kieu L. Frisby                                                  0              0             0               0
Matthias K. Frisch                       Switzerland            0              0             0               0
Robert K. Frumkes                                               0              0             0               0
C. Douglas Fuge                                                 0              0             0               0
Shirley Fung                                  UK                0              0             0               0
Timothy T. Furey                                                0              0             0               0
Enrico S. Gaglioti                                              0              0             0               0
Timur F. Galen                                                  0              0             0               0
Maryann L. Gallivan                                             0           2000(7)          0            2000(7)
Gonzalo R. Garcia                           Chile               0              0             0               0
Guillermo Garcia                            Mexico              0              0             0               0
James R. Garvey                            Ireland              0              0             0               0
Joseph D. Gatto                                                 0              0             0               0
Richard A. Genna                                                0              0             0               0
Hywel D. George                               UK                0              0             0               0
Peter C. Gerhard                                                0              0             0               0
Kenneth K. Gershenfeld                                          0              0             0               0
Rajiv A. Ghatalia                           India               0              0             0               0
Robert R. Gheewalla                                             0              0             0               0
Scott A. Gieselman                                              0              0             0               0
Gary T. Giglio                                                  0              0             0               0
H. John Gilbertson, Jr.                                         0              0             0               0

----------
(7)      Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Nicholas G. Giordano                                            0            300(8)          0             300(9)
Carson Gleberman                                                0              0             0               0
Joseph H. Gleberman                                             0              0             0               0
Justin G. Gmelich                                               0              0             0               0
Richard J. Gnodde                          Ireland/             0              0             0               0
                                         South Africa
Jeffrey B. Goldenberg                                           0           2,860(9)         0           2,860(9)
Rachel C. Golder                                                0              0             0               0
Daniel C. Goldwater                           UK                0              0             0               0
James S. Golob                                                  0              0             0               0
Gregg A. Gonsalves                                              0              0             0               0
Larry J. Goodwin                                                0              0             0               0
Andrew M. Gordon                                                0              0             0               0
Robert D. Gottlieb                                              0              0             0               0
Gregory M. Gould                                                0              0             0               0
Frank J. Governali                                              0              0             0               0
Lorenzo Grabau                              Italy               0              0             0               0
Geoffrey T. Grant                                               0              0             0               0
William M. Grathwohl                                            0              0             0               0
Pedro Gonzalez Grau                         Spain               0              0             0               0
Eldridge F. Gray                                                0              0             0               0
Michael J. Graziano                                             0              0             0               0
Carmen A. Greco                                                 0              0             0               0
Stefan Green                              Australia             0              0             0               0
David J. Greenwald                                              0              0             0               0
Louis S. Greig                                UK                0              0             0               0
William W. Gridley                                              0              0             0               0
Peter W. Grieve                                                 0              0             0               0
Christopher Grigg                             UK                0              0             0               0
Edward Sebastian Grigg                    UK/France             0              0             0               0
Michael J. Grimaldi                                             0              0             0               0
Douglas C. Grip                                                 0              0             0               0
Peter Gross                                                     0              0             0               0
David J. Grounsell                            UK                0              0             0               0
Edward J. Guay                                                  0              0             0               0
Kevin J. Guidotti                                               0              0             0               0
Arun M. Gunewardena                       Sri Lanka             0              0             0               0
Vishal Gupta                                India               0              0             0               0
Celeste A. Guth                                                 0              0             0               0
Vladimir M. Gutin                                               0              0             0               0
Douglas A. Guzman                           Canada              0              0             0               0
Erol Hakanoglu                              Turkey              0              0             0               0
Elizabeth M. Hammack                                            0              0             0               0
David R. Hansen                           Australia             0              0             0               0
Jane Hargreaves                               UK                0              0             0               0
Mary L. Harmon                                                  0              0             0               0
Roger C. Harper                                                 0              0             0               0
Valerie J. Harrison                           UK                0              0             0               0

------------
(8)      Shared with family members.

(9)      Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Shelley A. Hartman                                              0              0             0               0
Paul R. Harvey                                                  0              0             0               0
Taizo Hasebe                                Japan               0              0             0               0
Rumiko Hasegawa                             Japan               0              0             0               0
A. John Hass                                                    0              0             0               0
Stephen J. Hay                                UK                0              0             0               0
Kuniyoshi Hayashi                           Japan               0              0             0               0
Keith L. Hayes                                UK                0              0             0               0
Edward A. Hazel                                                866          300(10)         866           300(10)
Robert C. Heathcote                           UK                0              0             0               0
Sylvain M. Hefes                            France              0              0             0               0
Douglas C. Heidt                                                0              0             0               0
David B. Heller                                                 0              0             0               0
William L. Hemphill                                             0              0             0               0
Ruud G. Hendriks                       The Netherlands          0              0             0               0
David P. Hennessey                                              0              0             0               0
Robert D. Henderson                                             0              0             0               0
David L. Henle                                                  0             600            0              600
Mary C. Henry                                                   0              0             0               0
Benoit Herault                              France              0              0             0               0
Peter C. Herbert                                                0              0             0               0
Bruce A. Heyman                                                 0              0             0               0
Stephen Hickey                                                  0              0             0               0
Melina E. Higgins                                               0              0             0               0
Robert E. Higgins                                               0              0             0               0
Joanne M. Hill                                                  0              0             0               0
Michael I. Hill                               UK                0              0             0               0
Donald W. Himpele                                               0              0             0               0
Kenneth L. Hirsch                                               0              0             0               0
Kenneth W. Hitchner                                             0              0             0               0
Maykin Ho                                                       0              0             0               0
Timothy E. Hodgson                          Canada              0              0             0               0
Axel Hoerger                               Germany              0              0             0               0
Christopher G. Hogg                    New Zealand/USA          0              0             0               0
Svein R. Hogset                             Norway              0              0             0               0
Simon N. Holden                               UK                0              0             0               0
Margaret J. Holen                                               0              0             0               0
Daniel E. Holland III                                           0              0             0               0
Teresa E. Holliday                                              0              0             0               0
Peter Hollmann                             Germany              0              0             0               0
Philip Holzer                              Germany              0              0             0               0
Gregory T. Hoogkamp                                             0              0             0               0
Sean C. Hoover                                                  0              0             0               0
Shin Horie                                  Japan               0              0             0               0
Jay D. Horine                                                   0              0             0               0
Robert D. Hormats                                               0              0             0               0
Robert G. Hottensen, Jr.                                       578             0            578              0

------------
(10)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Thomas J. Houle                                                 0              0             0               0
Michael R. Housden                            UK                0              0             0               0
Robert Howard                                                   0              0             0               0
Mark Howard-Johnson                                             0              0             0               0
Zu Liu Frederick Hu                         China               0              0             0               0
Paul J. Huchro                                                  0              0             0               0
James A. Hudis                                                  0              0             0               0
Terry P. Hughes                            Ireland              0              0             0               0
Bimaljit S. Hundal                            UK                0              0             0               0
Edith A. Hunt                                                   0              0             0               0
Susan J. Hunt                                 UK                0              0             0               0
Janet T. Hurley                                                 0              0             0               0
Fern Hurst                                                      0              0             0               0
Robert J. Hurst                                                100             0            100              0
Elizabeth A. Husted                                             0              0             0               0
Walter V. Hutcherson                                            0              0             0               0
Phillip S. Hylander                           UK                0              0             0               0
John S. Iglehart                                                0              0             0               0
Robert F. Incorvaia                                             0              0             0               0
Toni-Dara Infante                                               0              0             0               0
Francis J. Ingrassia                                            0              0             0               0
Timothy J. Ingrassia                                            0              0             0               0
Zubin P. Irani                              India               0              0             0               0
Hideki Ishibashi                            Japan               0              0             0               0
Raymond J. Iwanowski                                            0              0             0               0
Walter A. Jackson                                               0              0             0               0
William L. Jacob III                                            0              0             0               0
James A. Jacobson                                               0              0             0               0
Richard I. Jaffee                                               0              0             0               0
Andrew R. Jessop                              UK                0              0             0               0
Dan H. Jester                                                   0              0             0               0
Thomas Jevon                                                    0              0             0               0
Daniel J. Jick                                                  0              0             0               0
David M. Jimenez-Blanco                     Spain               0              0             0               0
Peter T. Johnston                                              523             0            523              0
Andrew J. Jonas                                                 0              0             0               0
Adrian M. Jones                            Ireland              0              0             0               0
Emerson P. Jones                                                0              0             0               0
Robert C. Jones                                                 0              0             0               0
Terrence O. Jones                                               0              0             0               0
William J. Jones                                                0              0             0               0
Kevin M. Jordan                                                 0              0             0               0
Mei L. Joseph                             Singapore             0              0             0               0
Roy R. Joseph                               Guyana              0              0             0               0
Kenneth L. Josselyn                                             0              0             0               0
Chansoo Joung                                                   0              0             0               0
Andrew J. Kaiser                                                0              0             0               0
Famiko Kanenobu                             Japan               0              0             0               0
David A. Kaplan                                                 0              0             0               0
Jason S. Kaplan                                                 0              0             0               0
Robert S. Kaplan                                                0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Scott B. Kapnick                                                0          1,666(11)         0           1,666(11)
Atul Kapur                                  India               0              0             0               0
James M. Karp                                                   0              0             0               0
Toshinobu Kasai                             Japan               0              0             0               0
Shunji Katayama                             Japan               0              0             0               0
Richard Katz                                                    0              0             0               0
Robert J. Katz                                                  0              0             0               0
James C. Katzman                                                0              0             0               0
David K. Kaugher                                                0              0             0               0
Alan S. Kava                                                    0              0             0               0
Larry M. Kellerman                                              0              0             0               0
John L. Kelly                                                   0              0             0               0
Carsten Kengeter                           Germany              0              0             0               0
Kevin W. Kennedy                                                0              0             0               0
Gioia M. Kennett                                                0              0             0               0
James P. Kenney                                                 0              0             0               0
William J. Kenney                                               0              0             0               0
Thomas J. Kenny                                                 0              0             0               0
Steven E. Kent                                                  0              0             0               0
Steven Kerr                                                     0              0             0               0
John G. Ketterer III                                            0              0             0               0
Lawrence S. Keusch                                              0              0             0               0
Rustom N. Khandalavala                                          0              0             0               0
Philippe Khuong-Huu                         France              0              0             0               0
Sun Bae Kim                                 Canada              0              0             0               0
Douglas W. Kimmelman                                           445             0            445              0
Masaaki Kimura                           South Korea            0              0             0               0
Colin E. King                               Canada             429             0            429              0
Jonathan S. King                              UK                0              0             0               0
Robert C. King, Jr.                                             0              0             0               0
Timothy M. Kingston                                             0              0             0               0
Shigeki Kiritani                            Japan               0              0             0               0
Ewan M. Kirk                                  UK                0              0             0               0
Remy Klammers                               France              0              0             0               0
Michael Klimek                                                  0              0             0               0
Michael K. Klingher                                             0              0             0               0
Frederick J. Knecht                                             0              0             0               0
Bradford C. Koenig                                              0              0             0               0
Andreas Koernlein                          Germany              0              0             0               0
Mark J. Kogan                                                   0              0             0               0
Yasuro K. Koizumi                           Japan               0              0             0               0
J. Christopher A. Kojima                    Canada              0              0             0               0
Kazuaki Kojima                              Japan               0              0             0               0
Jeffrey A. Kolitch                                              0              0             0               0
Richard E. Kolman                                               0              0             0               0
Takahiro Komatsu                            Japan               0              0             0               0
Robert A. Koort                                                 0              0             0               0

----------------
(11)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Philip J. Kopp III                                              0              0             0               0
David J. Kostin                                                 0              0             0               0
Koji Kotaka                                 Japan               0              0             0               0
John D. Kramer                                                  0              0             0               0
Peter S. Kraus                                                  15             0             15              0
Srihari Kumar                               India               0              0             0               0
Mary Lyn Valkenburg Kurish                                      0              0             0               0
Eiichiro Kuwana                             Japan               0              0             0               0
Tak Sing Kenneth Kwok                     Hong Kong             0              0             0               0
Joon Kwun                                South Korea            0              0             0               0
Peter Labbat                                                    0              0             0               0
Brian J. Lahey                                                  0              0             0               0
Peggy A. Lamb                                                   0              0             0               0
Simon M. Lamb                                 UK                0              0             0               0
Joseph A. LaNasa III                                            0              0             0               0
Eric S. Lane                                                    0              0             0               0
Thomas K. Lane                                                  0              0             0               0
Rudolf N. Lang                             Germany              0              0             0               0
Jonathan A. Langer                                              0              0             0               0
Michiel P. Lap                         The Netherlands          0              0             0               0
Gary R. Lapidus                                                 0              0             0               0
Bruce M. Larson                                                 0              0             0               0
Anthony D. Lauto                                                0              0             0               0
John J. Lauto                                                   0              0             0               0
Matthew Lavicka                                                 0              0             0               0
Peter T. Lawler                                                 0              0             0               0
David N. Lawrence                                               0              0             0               0
Hugh J. Lawson                                                  0              0             0               0
Peter J. Layton                                                 0              0             0               0
Susan R. Leadem                                                 0              0             0               0
Andrew D. Learoyd                             UK                0              0             0               0
Brian J. Lee                                                    0              0             0               0
Cham Chung Ken Lee                        Hong Kong             0              0             0               0
Chan-Keun Lee                            South Korea            0              0             0               0
George C. Lee                                                   0              0             0               0
Gregory D. Lee                            Australia             0              0             0               0
Ronald Lee                                                      0              0             0               0
Kenneth H. M. Leet                                              0              0             0               0
Richard O. Leggett                                              0              0             0               0
Tim Leissner                                Brazil              0              0             0               0
Todd W. Leland                                                  0              0             0               0
Paulo C. Leme                                                   0              0             0               0
Gregg R. Lemkau                                                 0              0             0               0
Remco O. Lenterman                     The Netherlands          0              0             0               0
Deborah R. Leone                                                0              0             0               0
Hughes B. Lepic                             France              0              0             0               0
Johan H. Leven                              Sweden              0              0             0               0
Ronald S. Levin                                                 0              0             0               0
Allan S. Levine                                                 0              0             0               0
Brian T. Levine                                                 0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Jack Levy                                                       0              0             0               0
Richard J. Levy                               UK                0              0             0               0
Tobin V. Levy                                                   0              0             0               0
P. Jeremy Lewis                                                 0              0             0               0
Mark E. Leydecker                                               0              0             0               0
Matthew G. L'Heureux                                            0              0             0               0
George C. Liberopoulos                    Canada/USA            0              0             0               0
Gwen R. Libstag                                                 0              0             0               0
Stephen C. Lichtenauer                                          0              0             0               0
Roger A. Liddell                              UK                0              0             0               0
Richard J. Lieb                                                 0              0             0               0
Lisette M. Lieberman                                           775             0            775              0
Mitchell J. Lieberman                                           0              0             0               0
Richard C. Lightburn                                            0              0             0               0
Terence Tayseop Lim                      South Korea            0              0             0               0
Ryan D. Limaye                                                  0              0             0               0
Josephine Linden                              UK                0              0             0               0
Lawrence H. Linden                                              0              0             0               0
Anthony W. Ling                               UK                0              0             0               0
Roger E. Linnemann, Jr.                                         0              0             0               0
Bonnie S. Litt                                                  0              0             0               0
Robert Litterman                                                0              0             0               0
Julia Liu                                                       0              0             0               0
Jill E. Lohrfink                                                0              0             0               0
Douglas F. Londal                                               0              0             0               0
Joseph Longo                                                    0              0             0               0
Francisco Lopez-Balboa                                          0              0             0               0
Victor M. Lopez-Balboa                                          0              0             0               0
Antigone Loudiadis                            UK                0              0             0               0
Kevin L. Lundeen                                                0              0             0               0
Mark A. Lynch                                 UK                0              0             0               0
Michael R. Lynch                                                0              0             0               0
Thomas R. Lynch                                                 0              0             0               0
Peter J. Lyon                                                   0              0             0               0
Peter B. MacDonald                            UK                0              0             0               0
Mark G. Machin                                UK                0              0             0               0
Paula B. Madoff                                                 0              0             0               0
Shogo Maeda                                 Japan               0              0             0               0
Christopher J. Magarro                                          0              0             0               0
John A. Mahoney                                                 0              0             0               0
Sean O. Mahoney                                                 0              0             0               0
Russell E. Makowsky                                             0              0             0               0
Keith A. Malas                                                  0              0             0               0
Aadarsh K. Malde                              UK                0              0             0               0
Puneet Malhi                                  UK                0              0             0               0
John V. Mallory                                                 0              0             0               0
Kathleen M. Maloney                                             0              0             0               0
Jean E. Manas                               Greece              0              0             0               0
Charles G. R. Manby                           UK                0              0             0               0
Robert S. Mancini                                               0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Barry A. Mannis                                                 0              0             0               0
Simon I. Mansfield                                              0              0             0               0
Elizabeth C. Marcellino                                         0              0             0               0
Joseph C. Marconi                                               0              0             0               0
Robert J. Markwick                            UK                0              0             0               0
Nicholas I. Marovich                                            0              0             0               0
Alexander M. Marshall                         UK                0              0             0               0
David J. Marshall                                               0              0             0               0
Allan S. Marson                               UK                0              0             0               0
Paul A. Marson                                UK                0              0             0               0
Eff W. Martin                                                   0              0             0               0
Alison J. Mass                                                  0              0             0               0
Robert A. Mass                                                  0              0             0               0
John J. Masterson                                               0              0             0               0
David J. Mastrocola                                             0              0             0               0
Blake W. Mather                                                 0              0             0               0
Kathy M. Matsui                                                 0              0             0               0
Naomi Matsuoka                              Japan               0              0             0               0
Thomas H. Mattox                                                0              0             0               0
George N. Mattson                                               0              0             0               0
Jason E. Maynard                                                0              0             0               0
Thomas J. McAdam                                               106             0            106              0
Richard F. McArdle                                              0              0             0               0
John J. McCabe                                                  0              0             0               0
Theresa E. McCabe                                               0              0             0               0
James P. McCarthy                                               0              0             0               0
Joseph M. McConnell                                             0              0             0               0
Ian R. McCormick                              UK                0              0             0               0
Lynn M. McCormick                                               0              0             0               0
Gordon R. McCulloch                           UK                0              0             0               0
Dermot W. McDonogh                         Ireland              0              0             0               0
Mark E. McGoldrick                                              0              0             0               0
Joseph P. McGrath, Jr.                                          0              0             0               0
Stephen J. McGuinness                                           0              0             0               0
John C. McIntire                                                0              0             0               0
Matthew B. McLennan                       Australia             0              0             0               0
John W. McMahon                                                 0              0             0               0
Geraldine F. McManus                                            0              0             0               0
Gerald C. McNamara, Jr.                                         0              0             0               0
James A. McNamara                                               0           215(12)          0            215(12)
Richard P. McNeil                          Jamaica              0              0             0               0
Audrey A. McNiff                                                0              0             0               0
Stuart G. McPherson                           UK                0              0             0               0
Robert A. McTamaney                                             0              0             0               0
Lance P. Meaney                                                 0              0             0               0
Sharon I. Meers                                                 0              0             0               0
David M. Meerschwam                    The Netherlands          0              0             0               0
Sanjeev K. Mehra                            India               0              0             0               0

-------------
(12)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Stephen J. Mellas                                               0              0             0               0
Andrew J. Melnick                                               0              0             0               0
Bruce H. Mendelsohn                                            100          400(13)         100           400(13)
Michael A. Mendelson                                            0              0             0               0
Bernard A. Mensah                             UK                0              0             0               0
Garry E. Menzel                               UK                0              0             0               0
Andrew L. Metcalfe                            UK                0              0             0               0
Julian R. Metherell                           UK                0              0             0               0
Olivier F. Meyohas                          France              0              0             0               0
Michael R. Miele                                                0              0             0               0
Therese L. Miller                                               0              0             0               0
Michael J. Millette                                             0              0             0               0
James E. Milligan                                               0              0             0               0
Milton R. Millman                                               0              0             0               0
Luciana D. Miranda                          Brazil              0              0             0               0
Edward S. Misrahi                           Italy               0              0             0               0
Kristi L. Mitchem                                               0              0             0               0
Gregory C. Mitsch                                               0              0             0               0
Masatoki J. Mitsumata                       Japan               0              0             0               0
Wataru Mizoguchi                            Japan               0              0             0               0
Masanori Mochida                            Japan               0              0             0               0
Timothy H. Moe                                                  0              0             0               0
Douglas D. Moffitt                                              0              0             0               0
Philip J. Moffitt                         Australia             0              0             0               0
Scott E. Molin                                                  0              0             0               0
Thomas K. Montag                                                0              0             0               0
William C. Montgomery                                           0              0             0               0
Wayne L. Moore                                                  0              0             0               0
J. Ronald Morgan, III                                           0              0             0               0
Yukihiro Moroe                              Japan               0              0             0               0
James P. Morris                                                 0              0             0               0
Simon P. Morris                               UK                0              0             0               0
Thomas C. Morrow                                                0              0             0               0
Jeffrey M. Moslow                                               0              0             0               0
Sharmin Mossavar-Rahmani                      UK                0              0             0               0
Gregory T. Mount                                                0              0             0               0
Ian Mukherjee                                 UK                0              0             0               0
Donald R. Mullen                                                0              0             0               0
Eric D. Mullins                                                 0              0             0               0
Donald J. Mulvihill                                             0              0             0               0
Patrick E. Mulvihill                       Ireland              0              0             0               0
Alvise J. Munari                              UK                0              0             0               0
Rie Murayama                                Japan               0              0             0               0
Richard A. Murley                             UK                0              0             0               0
Arjun N. Murti                                                  0              0             0               0
Gaetano J. Muzio                                                0              0             0               0
Marc O. Nachmann                           Germany              0              0             0               0

------------
(13)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Kota Nakako                                                     0              0             0               0
Kevin D. Naughton                                               0              0             0               0
Mark J. Naylor                                UK                0              0             0               0
Jeffrey P. Nedelman                                             0              0             0               0
Leslie S. Nelson                                                0              0             0               0
Claire M. Ngo                                                   0              0             0               0
Duncan L. Niederauer                                            0              0             0               0
Theodore E. Niedermayer                   USA/France            0              0             0               0
Erik F. Nielsen                            Denmark              0              0             0               0
Hideya Niimi                                Japan               0              0             0               0
Susan M. Noble                                UK                0              0             0               0
Markus J. Noe-Nordberg                     Austria              0              0             0               0
Suok J. Noh                                                     0              0             0               0
David J. Nolan                            Australia             0              0             0               0
Suzanne M. Nora Johnson                                         0              0             0               0
Christopher K. Norton                                           0              0             0               0
Craig J. Nossel                        USA/South Africa         0              0             0               0
Anthony J. Noto                                                 0              0             0               0
Jay S. Nydick                                                   0              0             0               0
Eric M. Oberg                                                   0              0             0               0
Gavin G. O'Connor                                               0              0             0               0
Fergal J. O'Driscoll                       Ireland              0              0             0               0
L. Peter O'Hagan                            Canada              0              0             0               0
Terence J. O'Neill                            UK                0              0             0               0
Timothy J. O'Neill                                              0              0             0               0
Richard T. Ong                             Malaysia             0              0             0               0
Taneki Ono                                  Japan               0              0             0               0
Donald C. Opatrny, Jr.                                          0              0             0               0
Peter C. Oppenheimer                          UK                0              0             0               0
Daniel P. Opperman                                              0              0             0               0
Daniel B. O'Rourke                                              0              0             0               0
Roderick S. Orr                               UK                0              0             0               0
Calum M. Osborne                              UK                0              0             0               0
Joel D. Ospa                                                    0              0             0               0
Nigel M. O'Sullivan                           UK                0              0             0               0
James B. Otness                                                 0              0             0               0
Paula O'Toole                                                   0              0             0               0
Terence M. O'Toole                                              0              0             0               0
Brett R. Overacker                                              0              0             0               0
Todd G. Owens                                                   0              0             0               0
Fumiko Ozawa                                Japan               0              0             0               0
Robert J. Pace                                                  0              0             0               0
Robert W. Pack                                UK                0              0             0               0
Helen Paleno                                                    0              0             0               0
Gregory K. Palm                                                 0              0             0               0
Bryant F. Pantano                                               0              0             0               0
Massimo Pappone                             Italy               0              0             0               0
James R. Paradise                             UK                0              0             0               0
Lisa L. Parisi                                                  0              0             0               0
Simon Y. Park                                                   0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Geoffrey M. Parker                                              0              0             0               0
Archie W. Parnell                                              200          200(14)         200           200(14)
Ketan J. Patel                                UK                0              0             0               0
Sheila H. Patel                                                 0              0             0               0
Douglas S. Patterson                                            0              0             0               0
Henry M. Paulson, Jr.                                           0              0             0               0
Arthur J. Peponis                                              288             0            288              0
David E. Perlin                                                 0              0             0               0
John M. Perlowski                                               0              0             0               0
Watanan Petersik                          Thailand              0              0             0               0
David B. Philip                                                 0              0             0               0
Todd J. Phillips                                                0              0             0               0
Stephen R. Pierce                                               0              0             0               0
Philip J. Pifer                                                 0              0             0               0
Steven M. Pinkos                                                0              0             0               0
Carol V. Pledger                              UK                0              0             0               0
Andrea Ponti                              Italy/USA             0              0             0               0
Ellen R. Porges                                                 0              0             0               0
Michael J. Poulter                            UK                0              0             0               0
John J. Powers                                                  0              0             0               0
Richard H. Powers                                               0              0             0               0
Gilberto Pozzi                              Italy               0              0             0               0
Alberto Pravettoni                          Italy               0              0             0               0
Anthony J. Principato                                           56             0             56              0
Steven D. Pruett                                                0              0             0               0
Andrew F. Pyne                                                  0              0             0               0
Kevin A. Quinn                                                  0              0             0               0
William M. Quinn                                                0              0             0               0
B. Andrew Rabin                                                 0              0             0               0
Jean Raby                                   Canada              0              0             0               0
John J. Rafter                             Ireland              0              0             0               0
Jonathan C. Raleigh                                             0              0             0               0
Dioscoro-Roy I. Ramos                    Philippines            0              0             0               0
Charlotte P. Ransom                           UK                0              0             0               0
Krishna S. Rao                              India               0              0             0               0
Philip A. Raper                               UK                0              0             0               0
Alan M. Rapfogel                                                0              0             0               0
Sandy C. Rattray                              UK                0              0             0               0
Joseph Ravitch                                                  0              0             0               0
Sara E. Recktenwald                                             0              0             0               0
Nicholas T. Reid                              UK                0              0             0               0
David Reilly                                  UK                0              0             0               0
Gene Reilly                                                     0              0             0               0
Filip A. Rensky                                                 0              0             0               0
Jeffrey A. Resnick                                              0              0             0               0
Richard J. Revell                             UK                0              0             0               0
Peter Richards                                UK                0              0             0               0
Jean-Manuel Richier                         France              0              0             0               0

---------------
(14)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Michael J. Richman                                              0              0             0               0
Thomas S. Riggs III                                             0              0             0               0
Kirk L. Rimer                                                   0              0             0               0
Kimberly E. Ritrievi                                            0              0             0               0
Louisa G. Ritter                                                0              0             0               0
Paul M. Roberts                               UK                0              0             0               0
Richard T. Roberts                                              9              0             9               0
William M. Roberts                                              0              0             0               0
Simon M. Robertson                            UK                0              0             0               0
Juliet A. Robinson                            UK                0              0             0               0
Nigel C. B. Robinson                          UK                0              0             0               0
Normann G. Roesch                          Germany              0              0             0               0
Marina L. Roesler                         USA/Brazil            0              0             0               0
James H. Rogan                                                  0              0             0               0
John F. W. Rogers                                               0              0             0               0
Emmanuel Roman                              France              0              0             0               0
Eileen P. Rominger                                              0              0             0               0
Andrew A. Root                              Canada              0              0             0               0
Pamela P. Root                                                  0              0             0               0
Clifton P. Rose                        New Zealand/USA          0              0             0               0
Ralph F. Rosenberg                                              0              0             0               0
David J. Rosenblum                                              0              0             0               0
Jacob D. Rosengarten                                            0              0             0               0
Richard J. Rosenstein                                           0              0             0               0
Ivan Ross                                                       0              0             0               0
Lisa A. Rotenberg                                               0              0             0               0
Marc A. Rothenberg                                              0              0             0               0
Stuart M. Rothenberg                                            0              0             0               0
Michael S. Rotter                                               0              0             0               0
Thomas A. Roupe                                                 0              0             0               0
Paul M. Russo                                                   0              0             0               0
John P. Rustum                           Ireland/USA            25             0             25              0
Richard M. Ruzika                                               0              0             0               0
David C. Ryan                                                   0              0             0               0
David M. Ryan                             Australia             0              0             0               0
Michael D. Ryan                                                 0              0             0               0
Pamela S. Ryan                                                  0            1,000           0             1,000
Katsunori Sago                              Japan               0              0             0               0
Pablo J. Salame                            Ecuador              0              0             0               0
Roy J. Salameh                                                  0              0             0               0
J. Michael Sanders                                              0              0             0               0
Allen Sangines-Krause                       Mexico             212             0            212              0
Neil I. Sarnak                                                  0              0             0               0
Atsuko Sato                                 Japan               0              0             0               0
Muneer A. Satter                                                0              0             0               0
Marc P. Savini                                                  0              0             0               0
James E. Sawtell                              UK                0              0             0               0
Josephine Scesney                                               0              0             0               0
Paul S. Schapira                            Italy               0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
P. Sheridan Schechner                                         1,000            0           1,000             0
Marcus Schenck                             Germany              0              0             0               0
Susan J. Scher                                                  0              0             0               0
Gary B. Schermerhorn                                            0              0             0               0
Stephen M. Scherr                                               0              0             0               0
Clare R. Scherrer                                               0              0             0               0
Howard B. Schiller                                              0              0             0               0
Erich P. Schlaikjer                                             0              0             0               0
Daniel Schmitz                             Germany              0              0             0               0
Vivian C. Schneck-Last                                          0              0             0               0
Jeffrey W. Schroeder                                            0              0             0               0
Matthew L. Schroeder                                            0              0             0               0
Eric S. Schwartz                                                0              0             0               0
Harvey M. Schwartz                                              0              0             0               0
Thomas M. Schwartz                                              0          1,900(15)         0           1,900(15)
Peter Scialla                                                   0              0             0               0
Steven M. Scopellite                                            0              0             0               0
David J. Scudellari                                             0              0             0               0
John A. Sebastian                                               0              0             0               0
Peter A. Seccia                                                 0              0             0               0
Peter A. Seibold                                                0              0             0               0
Karen D. Seitz                                                  0              0             0               0
Peter D. Selman                               UK                0              0             0               0
Anik Sen                                      UK                0              0             0               0
Randolph Sesson, Jr.                                            0              0             0               0
Lisa M. Shalett                                                 0              0             0               0
Richard S. Sharp                              UK                0              0             0               0
John P. Shaughnessy                                             0              0             0               0
Daniel M. Shefter                                               0              0             0               0
David G. Shell                                                  0              0             0               0
Heather K. Shemilt                          Canada              0              0             0               0
Richard G. Sherlund                                             0              0             0               0
Michael S. Sherwood                           UK                0              0             0               0
Masaru Shibata                              Japan               0              0             0               0
David A. Shiffman                                               0              0             0               0
Dong Kee Shin                            South Korea            0              0             0               0
Kunihiko Shiohara                           Japan               0              0             0               0
Abraham Shua                                                    0              0             0               0
Susan E. Sidd                                                   0              0             0               0
Michael H. Siegel                                               0              0             0               0
Ralph J. Silva                                                  0              0             0               0
Harry Silver                                                    0              0             0               0
Howard A. Silverstein                                           0              0             0               0
Gavin Simms                                   UK                0              0             0               0
Victor R. Simone, Jr.                                           0              0             0               0
David T. Simons                                                 0              0             0               0
Christine A. Simpson                                            0              0             0               0
David A. Simpson                              UK                0              0             0               0

--------------
(15)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Dinakar Singh                                                   0              0             0               0
Ravi M. Singh                                                   0              0             0               0
Ravi Sinha                                India/USA             0              0             0               0
Edward M. Siskind                                               0              0             0               0
Christian J. Siva-Jothy                       UK                0              0             0               0
Mark F. Slaughter                                               0              0             0               0
Guy C. Slimmon                                UK                0              0             0               0
Jeffrey S. Sloan                                                0              0             0               0
Linda J. Slotnick                                               0              0             0               0
Cody J. Smith                                                   0          1,000(16)         0           1,000(16)
Derek S. Smith                                                  0              0             0               0
Michael M. Smith                                                0              0             0               0
Sarah E. Smith                                UK                0              0             0               0
Trevor A. Smith                               UK                0              0             0               0
John E. Smollen                                                 0              0             0               0
Jonathan S. Sobel                                               0              0             0               0
David M. Solomon                                                0              0             0               0
Judah C. Sommer                                                 0              0             0               0
Chong Hon Andrew Song                                           0              0             0               0
Theodore T. Sotir                                               0              0             0               0
Sergio E. Sotolongo                                             0              0             0               0
Vickrie C. South                                                0              0             0               0
Daniel L. Sparks                                                0              0             0               0
Nicholas J. Spencer                           UK                0              0             0               0
Claudia Spiess                           Switzerland            0              0             0               0
Marc A. Spilker                                                 0              0             0               0
Howard Q. Spooner                             UK                0              0             0               0
Joseph F. Squeri                                                0              0             0               0
Alec P. Stais                                                   0              0             0               0
Christoph W. Stanger                       Austria              0              0             0               0
Keith G. Starkey                              UK                0              0             0               0
Esta E. Stecher                                                 0              0             0               0
Robert K. Steel                                                 0              0             0               0
Laurence Stein                           South Africa           0              0             0               0
Joseph P. Stevens                                               0              0             0               0
Chase O. Stevenson                                              0              0             0               0
Richard J. Stingi                                               0              0             0               0
Raymond S. Stolz                                                0              0             0               0
Timothy T. Storey                           Canada              0              0             0               0
George C. Strachan                                              0              0             0               0
Patrick M. Street                             UK                0              0             0               0
Raymond B. Strong, III                                          0              0             0               0
Steven H. Strongin                                              0              0             0               0
Nobumichi Sugiyama                          Japan               0              0             0               0
Christopher P. Sullivan                  USA/Ireland            0              0             0               0
Patrick Sullivan                                                0              0             0               0
Johannes R. Sulzberger                     Austria              0              0             0               0

---------------
(16)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Hsueh J. Sung                               Taiwan              0              0             0               0
Howard B. Surloff                                               0              0             0               0
Richard J. Sussman                                              0              0             0               0
Peter D. Sutherland S.C.                   Ireland              0              0             0               0
Gary J. Sveva                                                   0              0             0               0
Eric S. Swanson                                                 0              0             0               0
Gene T. Sykes                                                   0              0             0               0
Morgan C. Sze                                                   0              0             0               0
Shahriar Tadjbakhsh                                             0              0             0               0
Kunio Tahara                                Japan               0              0             0               0
Thomas P. Takacs                                               972             0            972              0
Ronald K. Tanemura                          UK/USA              0              0             0               0
Kui F. Tang                              China (PRC)            0              0             0               0
Caroline H. Taylor                            UK                0              0             0               0
Greg W. Tebbe                                                   0              0             0               0
Roland W. Tegeder                          Germany              0              0             0               0
Thomas D. Teles                                                 0              0             0               0
David H. Tenney                                                 0              0             0               0
Mark R. Tercek                                                  0              0             0               0
John L. Thornton                                                0              0             0               0
Stephen M. Thurer                                               0              0             0               0
Nicolas F. Tiffou                           France              0              0             0               0
Elena B. Titova                       Russian Federation        0              0             0               0
Daisuke Toki                                Japan               0              0             0               0
Peter K. Tomozawa                                               0              0             0               0
Massimo Tononi                              Italy               0              0             0               0
Brian J. Toolan                                                 0              0             0               0
Serena Torielli                             Italy               0              0             0               0
Frederick Towfigh                                               0              0             0               0
Mark J. Tracey                                UK                0              0             0               0
Stephen S. Trevor                                               0              0             0               0
Byron D. Trott                                                  0              0             0               0
Michael A. Troy                                                 0              0             0               0
Daniel Truell                                 UK                0              0             0               0
Donald J. Truesdale                                             0              0             0               0
Irene Y. Tse                              Hong Kong             0              0             0               0
Robert B. Tudor III                                             0              0             0               0
Thomas E. Tuft                                                  0              0             0               0
John Tumilty                                  UK                0              0             0               0
Barry S. Turkanis                                               0              0             0               0
Christopher H. Turner                                           0              0             0               0
Gareth N. Turner                            Canada              0              0             0               0
Greg A. Tusar                                                   0              0             0               0
Eiji Ueda                                   Japan               0              0             0               0
Scott B. Ullem                                                  0              0             0               0
Kaysie P. Uniacke                                               0              0             0               0
Can Uran                                                        0              0             0               0
Lucas van Praag                               UK                0              0             0               0
Hugo H. Van Vredenburch                The Netherlands          0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Frederick G. Van Zijl                                           0              0             0               0
Ashok Varadhan                                                  0              0             0               0
Corrado P. Varoli                           Canada              0              0             0               0
John J. Vaske                                                   0              0             0               0
Philip J. Venables                            UK                0              0             0               0
Robin A. Vince                                UK                0              0             0               0
David A. Viniar                                                 0              0             0               0
Andrea A. Vittorelli                        Italy               0              0             0               0
Alejandro Vollbrechthausen                  Mexico              0              0             0               0
Casper W. Von Koskull                      Finland              0              0             0               0
David H. Voon                                                   0              0             0               0
Robert T. Wagner                                                0              0             0               0
John E. Waldron                                                 0              0             0               0
Christopher J. Wales                          UK                0              0             0               0
George H. Walker IV                                             0            10(17)          0            10(17)
Joann B. Walker                                                 0              0             0               0
Thomas B. Walker III                                            0              0             0               0
Robert P. Wall                                                  0              0             0               0
Steven A. Wallace                             UK                0              0             0               0
Berent A. Wallendahl                        Norway              0              0             0               0
David R. Walton                               UK                0              0             0               0
Hsueh-Ming Wang                                                 0              0             0               0
Theodore T. Wang                         China (PRC)            0              0             0               0
Patrick J. Ward                                                 0              0             0               0
Michael W. Warren                             UK                0              0             0               0
Peter J. Warren                               UK                0              0             0               0
Haruko Watanuki                             Japan               0              0             0               0
Jerry T. Wattenberg                                             0              0             0               0
Mark K. Weeks                                 UK                0              0             0               0
David M. Weil                                                   0              0             0               0
Theodor Weimer                             Germany              0              0             0               0
John S. Weinberg                                                0              0             0               0
Peter A. Weinberg                                               0              0             0               0
Gregg S. Weinstein                                              0              0             0               0
Scott R. Weinstein                                              0              0             0               0
Mark S. Weiss                                                   0              0             0               0
Richard A. Weissmann                                            0              0             0               0
George W. Wellde, Jr.                                           0              0             0               0
Christopher S. Wendel                                           0              0             0               0
Martin M. Werner                            Mexico              0              0             0               0
Richard T. Wertz                                                0              0             0               0
Lance N. West                                                   0              0             0               0
Matthew Westerman                             UK                0              0             0               0
Barbara A. White                                                0              0             0               0
Eileen M. White                                                 0              0             0               0
Melanie J. White                              UK                0              0             0               0
William Wicker                                                  0              0             0               0

----------------
(17)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
A. Carver Wickman                                               0              0             0               0
Elisha Wiesel                                                   0              0             0               0
C. Howard Wietschner                                            0              0             0               0
David D. Wildermuth                                             0              0             0               0
Edward R. Wilkinson                                             83             0             83              0
Kevin L. Willens                                                0              0             0               0
Susan A. Willetts                                               0              0             0               0
Christopher G. Williams                       UK                0              0             0               0
Meurig R. Williams                            UK                0              0             0               0
Todd A. Williams                                                90             0             90              0
John S. Willian                                                 0              0             0               0
Kenneth W. Willman                                              0              0             0               0
Keith R. Wills                                UK                0              0             0               0
Deborah B. Wilkens                       Germany/USA            0              0             0               0
Andrew F. Wilson                         New Zealand            0              0             0               0
Kendrick R. Wilson III                                          0              0             0               0
Kurt D. Winkelmann                                              0              0             0               0
Jon Winkelried                                                  0              0             0               0
Michael S. Wishart                                              0              0             0               0
Samuel J. Wisnia                            France              0              0             0               0
Alexander D. Wohl                                               0              0             0               0
William H. Wolf, Jr.                                            0              0             0               0
Melinda B. Wolfe                                                0              0             0               0
Tracy R. Wolstencroft                                           0              0             0               0
Jon A. Woodruf                                                  0              0             0               0
Neil J. Wright                                UK                0              0             0               0
Denise A. Wyllie                              UK                0              0             0               0
Zi Wang Xu                            Canada/China (PRC)        0              0             0               0
Richard A. Yacenda                                              0              0             0               0
Tetsufumi Yamakawa                          Japan               0              0             0               0
Anne Yang                                                       0              0             0               0
Shinichi Yokote                             Japan               0              0             0               0
Jaime E. Yordan                                                 0              0             0               0
W. Thomas York, Jr.                                             0              0             0               0
Wassim G. Younan                           Lebanon              0              0             0               0
Paul M. Young                                                   0              0             0               0
William J. Young                                                0              0             0               0
Sanaz Zaimi                                   UK                0              0             0               0
Peter J. Zangari                                                0              0             0               0
Paolo Zannoni                               Italy               0              0             0               0
Yoel Zaoui                                  France              0              0             0               0
Jide J. Zeitlin                                                 0              0             0               0
Gregory Zenna                                                   0              0             0               0
Yi Kevin Zhang                           China (PRC)            0              0             0               0
Joan H. Zief                                                    0              0             0               0
John W. Ziegler                                                 0              0             0               0
James P. Ziperski                                               0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6             SOLE         SHARED          SOLE           SHARED
                                         CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                       UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                INDICATED)          SHARES        SHARES         SHARES          SHARES
--------------------------             ----------------     ---------      ---------    -----------     -----------
Shares held by 44 private                    N/A                0           930,987          0            930,987
charitable foundations established
by 44 Covered Persons each of whom
is a co-trustee of one or more of
such private charitable
foundations(18)

--------------
(18) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                               ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                                SOLE         SHARED         SOLE         SHARED
                                                               VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                              ITEM 6          POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                          PLACE OF        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
   NAMES OF REPORTING PERSONS              ORGANIZATION        SHARES        SHARES        SHARES        SHARES
---------------------------------         --------------     ---------     ---------    -----------    -----------
TRUSTS

Bott 2004 Settlement(19)                        UK               0             0             0              0
Campbell-Breeden 2004 Settlement                UK               0             0             0              0
Deighton 2004 Settlement                        UK               0             0             0              0
Devenish 2004 Settlement                        UK               0             0             0              0
Dingemans 2004 Settlement                       UK               0             0             0              0
Drayton 2004 Settlement(20)                     UK               0             0             0              0
French 2004 Settlement                          UK               0             0             0              0
Grigg 2004 Settlement                           UK               0             0             0              0
Kirk 2004 Settlement                            UK               0             0             0              0
Kuala Trust(21)                               Jersey             0             0             0              0
Ling 2004 Settlement                            UK               0             0             0              0
Manby 2004 Settlement                           UK               0             0             0              0
Mark Denhert Living Trust                    Illinois            0             0             0              0
Markwick 2004 Settlement                        UK               0             0             0              0
O'Neill 2004 Trust                              UK               0             0             0              0
The Patrick J. Ward 2001 Trust               New York            0             0             0              0
Ransom 2004 Settlement                          UK               0             0             0              0
Robertson 2004 Settlement                       UK               0             0             0              0
Sharp 2004 Settlement                           UK               0             0             0              0
Sherwood 2004 Settlement                        UK               0             0             0              0
Tracey 2004 Settlement                          UK               0             0             0              0
Westerman 2004 Settlement                       UK               0             0             0              0

Partnerships

Mijen Family Partnership(22)                 Illinois            0             0             0              0

Corporations

Anahue Limited(23)                            Jersey             0             0             0              0
Chambolle Limited(24)                         Jersey             0             0             0              0
HJS2 Limited(25)                          Cayman Islands         0             0             0              0
HTW Inc.(26)                                 Delaware            0             0             0              0
Melalula Limited(27)                          Jersey             0             0             0              0
RJG Holding Company(28)                   Cayman Islands         0             0             0              0
Robinelli Limited(29)                         Jersey             0             0             0              0
Vyrona Holdings Limited(30)                   Jersey             0             0             0              0
Zurrah Limited(31)                            Jersey             0             0             0              0

--------
(19)        Created by Charles W.A. Bott.
(20)        Created by Karen R. Cook.
(21)        Created by Sylvain M. Hefes.
(22)        Created by Peter Layton.
(23)        Created by Andrew A. Chisholm.
(24)        Created by Emmanuel Roman.
(25)        Created by Hsueh J. Sung.
(26)        Created by John P. Curtin, Jr.
(27)        Created by Peter D. Sutherland.
(28)        Created by Richard J. Gnodde.
(29)        Created by Claudio Costamagna.
(30)        Created by Sylvain M. Hefes.
(31)        Created by Yoel Zaoui.

         This Amendment No. 52 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 52 is being filed primarily because on May 8, 2004, the Partner Transfer Restrictions (as defined in Item 6 below) lapsed as to 47,840,959 Covered Shares (as defined in Item 2 below). As a result, certain individuals and estate planning vehicles ceased to be Covered Persons (as defined in Item 2 below) and the shares of Common Stock beneficially owned by them ceased to be Covered Shares. Accordingly, these individuals and entities are no longer bound by the Shareholders' Agreement (as defined in Item 2 below) and its voting agreement and transfer restrictions described in Item 6 below. As of May 7, 2004, these individuals and entities had owned approximately 49 million Covered Shares.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed by GS Inc. or one of its affiliates. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; and (iii) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson"), the former members (the "Walter Frank Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") and John Breyo (together with the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and Walter Frank Covered Persons, the "Acquisition Covered Persons"), a former partner of The Ayco Company, L.P. ("Ayco"), acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; and (iv) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson, Walter Frank or Ayco or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement.

         The board of directors of GS Inc. and, in the case of the PMDs, the Shareholders' Committee have approved sales by the PMDs and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs previously occurred from March 24, 2004 through April 23, 2004 with an aggregate of 2,781,551 Covered Shares having been sold. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons and certain Hull Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement"), between such Walter Frank Covered Person and GS Inc. In the case of John Breyo, certain of the provisions and restrictions discussed below are set forth in a Partner Agreement, dated as of April 14, 2003 (the "Breyo Partner Agreement"), between John Breyo and GS Inc and, together with the SLK Member Agreement, the Jacobson Member Agreement and the Walter Frank Member Agreement, the "Member Agreements"). The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Hull Covered Persons, with respect to the shares of Common Stock received in exchange for their interests in Hull) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         Prior to May 8, 2004, the PMDs were also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions") also applied to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC or Jacobson, as applicable. These Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, 54,786,126 Covered Shares on May 8, 2003 and as to the remaining 47,840,959 Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and

 Jacobson Covered Persons on May 8, 2004. After the lapse of these Partner Transfer Restrictions, only PMDs who continue to be employees of GS Inc. or one of its affiliates are Covered Persons.

         The Partner Transfer Restrictions continue to apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Walter Frank or Ayco. As to the Covered Shares beneficially owned by the Walter Frank Covered Persons, these Partner Transfer Restrictions lapsed as to 177,851 Covered Shares on June 26, 2003 and will lapse as to the remaining Covered Shares in equal installments on each of June 26, 2004 and June 26, 2005 and, as to the Covered Shares beneficially owned by John Breyo, will lapse in equal installments on each of July 1, 2004, July 1, 2005 and such date after December 31, 2005 (but in no event later than January 31, 2005) on which GS Inc. notifies John Breyo that such Partner Transfer Restrictions have lapsed. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         The Shareholders' Committee, described below under "Information Regarding the Shareholders' Committee", has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert S. Kaplan and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

          In connection with GS Inc.'s acquisition of Ayco, John Breyo has pledged to GS Inc. Common Stock or other assets to secure his obligations under the Breyo Partner Agreement to indemnify GS Inc. in connection with the acquisition of Ayco and not to engage in certain competitive activities or solicit clients or employees of GS Inc. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         On July 31, 2000, certain Covered Persons pledged a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         In addition, one or more Covered Persons have pledged in the aggregate 1,922,058 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002, January 8, 2003, December 22, 2003 and January 8, 2004, GS Inc. entered into a Registration Rights Instrument and five substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 694,000 Covered Shares with strike prices ranging from $95.00 to $125.00 and maturity dates ranging from July 17, 2004 to January 22, 2005. A private foundation established by an Individual Covered Person has written an American-style call option on an aggregate of 5,000 Uncovered Shares with a strike price of $100.00 and a maturity date of July 17, 2004.

Material to be Filed as Exhibits

Exhibit                                 Description
-------                                 -----------
   A.        Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File
             No. 005-56295) (the "Initial Schedule 13D")).

   B.        Registration Rights Instrument, dated as of December 10, 1999
             (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

   C.        Supplemental Registration Rights Instrument, dated as of December
             10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

   D. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
             (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   E. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial
             Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   F. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
             13D, filed June 30, 2000 (File No. 005-56295)).

   G.        Form of Counterpart to Shareholders' Agreement for non-U.S.
             corporations (incorporated by reference to Exhibit L to Amendment
             No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

   H.        Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
             (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   I.        Supplemental Registration Rights Instrument, dated as of June 19,
             2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
             005-56295)).

   J.        Power of Attorney (incorporated by reference to Exhibit X to
             Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001
             (File No. 005-56295)).

   K.        Supplemental Registration Rights Instrument, dated as of December
             21, 2000 (incorporated by reference to Exhibit AA to Amendment No.
             12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
             005-56295)).

   L.        Supplemental Registration Rights Instrument, dated as of December
             21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

   M. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed
             June 20, 2002 (File No. 005-56295)).

Exhibit                                 Description
-------                                 -----------
   N.        Form of Member Agreement, dated as of May 16, 2002, between GS Inc.
             and each Walter Frank Covered Person (incorporated by reference to
             Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed
             July 5, 2002 (File No. 005-56295)).

   O.        Form of Pledge Agreement, dated as of June 26, 2002, between GS
             Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule
             13D, filed July 5, 2002 (File No. 005-56295)).

   P.        Supplemental Registration Rights Instrument, dated as of December
             20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

   Q.        Form of Written Consent Relating to Sale and Purchase of Common
             Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No.
             005-56295)).

   R.        Partner Agreement, dated as of April 14, 2003, between GS Inc. and
             John Breyo (incorporated by reference to Exhibit GG to Amendment
             No. 44 to the Initial Schedule 13D, filed September 19, 2003 (File
             No. 005-56295)).

   S.        Pledge Agreement, dated as of July 1, 2003, between GS Inc. and
             John Breyo (incorporated by reference to Exhibit HH to Amendment
             No. 44 to the Initial Schedule 13D, filed September 19, 2003 (File
             No. 005-56295)).

   T.        Supplemental Registration Rights Instrument, dated as of December
             19, 2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-110371) filed by The Goldman Sachs Group, Inc.).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS

                                                                             CONVICTIONS OR         BENEFICIAL
                                                                             VIOLATIONS OF       OWNERSHIP OF THE
                                                                            FEDERAL OR STATE     COMMON STOCK OF
                                                          PRESENT           LAWS WITHIN THE        THE GOLDMAN
   NAME           CITIZENSHIP    BUSINESS ADDRESS        EMPLOYMENT         LAST FIVE YEARS     SACHS GROUP, INC.
------------------------------------------------------------------------------------------------------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman                               ownership is as set
                                10004                Sachs Group, Inc.                         forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman                               ownership is as set
                                10004                Sachs Group, Inc.                         forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

Anthony J.            UK        26 New Street,       Partner,                     None         None
Dessain                         St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

                                                                         ANNEX B

ITEMS 2(D)
 AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4.    PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

None.

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS.

An aggregate of 22,241,295 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable.

On or about June 23, 2004, an aggregate of 6,013,013 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units and on or about June 23, 2004, stock options covering 7,732,156 shares of Common Stock will vest and become exercisable.

The share amounts given above include the gross number of shares of Common Stock underlying these restricted stock units and options, and are included in the aggregate number of shares beneficially owned by the Covered Persons under Rule 13d-3(d)(1) because they represent a right to acquire beneficial ownership within 60 days of the date hereof. Upon delivery of the shares pursuan to the terms of restricted stock units or upon the exercise of stock options, a net amount of shares will be actually delivered to the Covered Person, with some shares withheld for tax payments, to fund the option strike price or for other reasons. The net shares delivered to the Covered Person will continue to be included in aggregate number of shares beneficially owned by the Covered Persons. The withheld shares will cease to be beneficially owned by any Covered Person, and will no longer be included in the aggregate number of shares beneficially owned by Covered Persons.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

                                  ACQUISITION OR                                  NUMBER OF
  COVERED PERSON                   DISPOSITION           TRANSACTION DATE           SHARES          PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------------
Thomas J. McAdam                   Acquisition            April 30, 2004               1                 96.75
Richard T. Roberts                 Acquisition            April 30, 2004               1                 96.75
Edward A Hazel                     Acquisition            April 30, 2004               1                 96.75
Thomas V. Conigliaro               Acquisition            April 30, 2004               1                 96.75

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 14, 2004

                                           By:    /s/ James B. McHugh
                                                  ------------------------------
                                           Name:  James B. McHugh
                                           Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                               Description
-------                               -----------
   A.        Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File
             No. 005-56295) (the "Initial Schedule 13D")).

   B.        Registration Rights Instrument, dated as of December 10, 1999
             (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

   C.        Supplemental Registration Rights Instrument, dated as of December
             10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

   D. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
             (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   E. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial
             Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   F. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
             13D, filed June 30, 2000 (File No. 005-56295)).

   G.        Form of Counterpart to Shareholders' Agreement for non-U.S.
             corporations (incorporated by reference to Exhibit L to Amendment
             No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

   H.        Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
             (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   I.        Supplemental Registration Rights Instrument, dated as of June 19,
             2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
             005-56295)).

   J.        Power of Attorney (incorporated by reference to Exhibit X to
             Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001
             (File No. 005-56295)).

   K.        Supplemental Registration Rights Instrument, dated as of December
             21, 2000 (incorporated by reference to Exhibit AA to Amendment No.
             12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
             005-56295)).

   L.        Supplemental Registration Rights Instrument, dated as of December
             21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

   M. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed
             June 20, 2002 (File No. 005-56295)).

Exhibit                               Description
-------                               -----------
   N.        Form of Member Agreement, dated as of May 16, 2002, between GS Inc.
             and each Walter Frank Covered Person (incorporated by reference to
             Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed
             July 5, 2002 (File No. 005-56295)).

   O.        Form of Pledge Agreement, dated as of June 26, 2002, between GS
             Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule
             13D, filed July 5, 2002 (File No. 005-56295)).

   P.        Supplemental Registration Rights Instrument, dated as of December
             20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

   Q.        Form of Written Consent Relating to Sale and Purchase of Common
             Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No.
             005-56295)).

   R.        Partner Agreement, dated as of April 14, 2003, between GS Inc. and
             John Breyo (incorporated by reference to Exhibit GG to Amendment
             No. 44 to the Initial Schedule 13D, filed September 19, 2003 (File
             No. 005-56295)).

   S.        Pledge Agreement, dated as of July 1, 2003, between GS Inc. and
             John Breyo (incorporated by reference to Exhibit HH to Amendment
             No. 44 to the Initial Schedule 13D, filed September 19, 2003 (File
             No. 005-56295)).

   T.        Supplemental Registration Rights Instrument, dated as of December
             19, 2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-110371) filed by The Goldman Sachs Group, Inc.).